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[LOGO]  ROCKY MOUNTAIN INTERNET


FOR IMMEDIATE RELEASE

CONTACTS:
Margaret Huang      Dave Lalande                  Shiloh Kelly
BSMG Worldwide      Dave's World                  Rocky Mountain Internet
(310) 966-5524      (800) 275-3283                (303) 672-0732
mhuang@bsmg.com     dlalande@davesworld.net       shiloh.kelly@corp.rmi.net



                  ROCKY MOUNTAIN INTERNET PURCHASES DAVE'S WORLD,
                                AN ILLINOIS-BASED ISP
            COMPANY GAINS LOCAL ACCESS TO THE LUCRATIVE ILLINOIS MARKET

DENVER - February 3, 1999 - Rocky Mountain Internet, Inc. (RMI) (NASDAQ SmallCap Market-RMII, RMIIW) announced today it has acquired Illinois-based Dave's World, a full-service Internet communications solutions provider, in a common stock transaction valued at $3 million. For fiscal year 1998, Dave's World experienced a revenue run rate in excess of $1.9 million.

"Illinois was one of the top markets we targeted for entry as we expand our national presence, and Dave's World holds a prominent and respected position in that market," said Douglas H. Hanson, chairman and CEO of RMI. "With this acquisition and the recent integration of Unicom, out of Kansas City, RMI is quickly moving forward in building market share within some of the best mid-western cities."

Dave's World, www.davesworld.net, provides Internet access, web hosting, dynamic web design, e-commerce solutions and web-based newsgroups. The company brings RMI a host of value-added services such as web mail, video and audio conferencing, a broadcasting network, and a gaming server.

"Strategically, we looked at a lot of prospective partners," commented Dave Lalande, president of Dave's World. "What brought us to RMI is the fact that they are poised to explode into the national market with a similar vision we have encompassed. So now with this merger, Dave's World has direct access to RMI's Tier 1 backbone, we have an e-commerce development company, and we can add to our current product offerings with web marketing, voice mail, paging, calling cards, and so on."

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Headquartered in Bloomington, Ill., Dave's World connects its customers via
20 points-of-presence. The company is primarily consumer based with approximately 7,500 customers. As a result of the merger, RMI will obtain control of Dave's World operations and facilities and will welcome the employees to join the team as RMI's Mid-Western Division. Dave Lalande will join Rocky Mountain Internet and head up their Mid-Western Division as vice president.

ABOUT ROCKY MOUNTAIN INTERNET

Denver-based Rocky Mountain Internet, Inc. (NASDAQ RMII, RMIIW) is a national communications company focused on providing customers e-business solutions and convergent communication technologies with an emphasis on service quality. Rocky Mountain Internet's comprehensive e-business solutions include the following: electronic commerce, custom portals and banner advertising applications; web site, intranet and VPN design and programming; and web hosting, marketing and consulting. Rocky Mountain Internet's convergent communication technologies include the following data and voice: high-speed dial-up, wireless, DSL and dedicated Internet access; switched long-distance, calling card, 800 services, voice mail and alphanumeric paging; and, IP-Telephony. In addition to the Company's e-business solutions and convergent communication technologies, Rocky Mountain Internet also maintains the award-winning portal site, Infohiway.

For more information about Rocky Mountain Internet, Inc., call
1-800-864-4364, or visit our web site at www.rmi.net.

(This press release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from such forward-looking statements as a result of risks and uncertainties which are described in the cautionary statements section of the company's 10K dated December 31, 1997, and include the need for additional financing, the ICC litigation, ability to successfully integrate acquisitions, changing technology, competition, possible future government regulation, competition for talented employees, the Company's ability to fund future operations and the Company's need to refinance debt.)

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